Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Nos. 333-237244, 333-203132, and 333-186270 on Form S-8 of Northfield Bancorp, Inc. of our report dated February 29, 2024 relating to the consolidated financial statements of Northfield Bancorp, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of Northfield Bancorp, Inc. for the year ended December 31, 2023.

/s/ Crowe LLP

Livingston, New Jersey
February 29, 2024